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AMERICAN GENERAL CORPORATION

EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
For the Years Ended December 31,
In millions, except ratios                                      1998       1997       1996
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Consolidated operations:
  Income before income tax expense and net dividends on
     preferred
     securities of subsidiaries                                $1,323     $1,073     $1,080
  Undistributed income of equity investee                           -        (49)       (35)
  Fixed charges deducted from income
     Interest expense                                             693        643        661
     Implicit interest in rents                                    19         20         21
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       Total fixed charges deducted from income                   712        663        682
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          Earnings available for fixed charges                 $2,035     $1,687     $1,727
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  Fixed charges per above                                      $  712     $  663     $  682
  Capitalized interest                                              -          5         12
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       Total fixed charges                                        712        668        694
       Dividends on preferred stock and securities                146        138         68
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          Combined fixed charges and preferred stock
          dividends                                            $  858     $  806     $  762
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            Ratio of earnings to fixed charges                   2.86       2.52       2.49
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            Ratio of earnings to combined fixed charges and
             preferred
               stock dividends                                   2.37       2.09       2.26
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Consolidated operations, corporate fixed charges and
  preferred stock dividends only:
     Income before income tax expense and net dividends on
      preferred securities of subsidiaries                     $1,323     $1,073     $1,080
     Undistributed income of equity investee                        -        (49)       (35)
     Corporate fixed charges deducted from
      income - corporate
       interest expense                                           211        183        179
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          Earnings available for fixed charges                 $1,534     $1,207     $1,224
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     Total corporate fixed charges per above                   $  211     $  183     $  179
     Capitalized interest related to real estate operations         -          5         11
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       Total corporate fixed charges                              211        188        190
       Dividends on preferred stock and securities                146        138         68
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          Combined corporate fixed charges and preferred
          stock dividends                                      $  357     $  326     $  258
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            Ratio of earnings to corporate fixed charges         7.28       6.41       6.45
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            Ratio of earnings to combined corporate fixed
             charges and preferred stock dividends               4.30       3.70       4.74
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American General Finance, Inc.:
  Income before income tax expense                             $  296     $  204     $   54
  Fixed charges deducted from income
     Interest expense                                             512        484        493
     Implicit interest in rents                                    12         11         12
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       Total fixed charges deducted from income                   524        495        505
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          Earnings available for fixed charges                 $  820     $  699     $  559
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            Ratio of earnings to fixed charges                   1.57       1.41       1.11
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       AMERICAN GENERAL

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